EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc. Eileen C. McIntyre Senior Director, Corporate Communications (781) 860-8533 eileen.mcintyre@cubist.com	Fleishman-Hillard, Inc. Christine Regan (617) 692-0522 reganc@fleishman.com

CUBIST PHARMACEUTICALS  ANNOUNCES POSTING OF BRIEFING DOCUMENTS
FOR FDA ANTI-INFECTIVE DRUGS ADVISORY COMMITTEE (AIDAC) MEETING

AIDAC Meeting to Review CUBICIN sNDA is Monday, March 6th

Lexington, MA, March 3, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced that briefing documents prepared by Cubist and the FDA and provided to members of the Anti-Infective Drugs Advisory Committee (AIDAC) are now available to the public. The documents posted on line today by the FDA refer to the sNDA filed by Cubist on September 21, 2005 for an expanded label for CUBICIN®(daptomycin for injection) as treatment for Staphylococcus aureus (S. aureus) bacteremia including those with known or suspected endocarditis. As previously announced, in a landmark Phase 3 study of S. aureus bacteremia and endocarditis, CUBICIN, as monotherapy at 6 mg/kg, met co-primary end points for non-inferiority compared with standard of care dual therapy. The CUBICIN sNDA, which has been granted Priority Review by the FDA with a PDUFA date of March 24, 2006, will be the focus of the next public meeting of the Anti-Infective Drugs Advisory Committee on Monday, March 6 at 8:30 a.m.

Both the Sponsor’s Background Package, prepared by Cubist, and the FDA Briefing Document, prepared by the FDA Center for Drug Evaluation and Research (CDER), are now available at:
http://www.fda.gov/ohrms/dockets/ac/cder06.html#AntiInfective.

The sponsor document includes background on CUBICIN, a review of the unmet need in S. aureus bacteremia and infective endocarditis, an overview of regulatory guidance, and a detailed review of results from the Phase 3 study, along with conclusions.

The FDA briefing document provides background information on S. aureus bacteremia and infective endocarditis,   CUBICIN, regulatory history regarding bacteremia as an indication, selected analyses of the results of the trial comparing CUBICIN to standard of care in the treatment of patients with S. aureus bacteremia, including patients with known or suspected IE, and topics for discussion by the AIDAC.

It is Cubist’s understanding that an additional document from the FDA, with corrections and clarifications to the FDA Briefing Document, is being made available to the Advisory Committee and will be posted, although we do not know if this will happen prior to Monday’s meeting. We understand that copies of the corrective document will be publicly available to those attending the Committee meeting on Monday.

Details concerning access to the AIDAC meeting on Monday are available at: http://www.fda.gov/oc/advisory/accalendar/2006/cder12530d030606.html.

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in the skin infection clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections. Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA has granted this application priority review. Our product pipeline includes our lipopeptide program, the product candidate HepeX-B and our natural products screening program.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently-planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings;(ii) the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (iii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iv)  competition, particularly with respect to CUBICIN; (v) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner; (vi) our ability to conduct successful clinical trials in a timely manner; (vii) the ability of our third party manufacturers, including our single source provider of bulk drug substance, to manufacture sufficient quantities of CUBICIN in accordance with

Good Manufacturing Practices and at an acceptable cost; (viii) our dependence upon pharmaceutical and biotechnology collaborations; (ix)  our ability to finance our operations; (x) the effectiveness of our expanded sales force; (xi) potential costs resulting from product liability or other third party claims; (xii) our ability to protect our proprietary technologies; (xiii) our ability to discover or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xiv)  a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at

www.cubist.com